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                                                                    EXHIBIT 99.1

Contact: Jennifer Good                       Sarah Zitter Milstein/Jim Fingeroth
         Senior Vice President and           Kekst and Company
         Chief Financial Officer             212-521-4800
         845-878-8381
         800-431-2457

                   PENWEST REPORTS THIRD QUARTER 2001 RESULTS

  -- Recent Achievements Include Successful Oxymorphone Clinical Trial Data and
                  Approval for First South American Product --


PATTERSON, NY, NOVEMBER 1, 2001 - Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today reported results for the third quarter ended September 30, 2001.

Total revenue for the third quarter of 2001 was $9.8 million, compared to $11.2 million in the third quarter of 2000. The Company reported a net loss of $4.1 million, or a $0.28 loss per share in the third quarter of 2001, versus a net loss of $2.1 million, or a $0.17 loss per share, in the third quarter of 2000.

The decrease in total revenue for the third quarter of 2001 reflects that in the third quarter of 2000, Penwest recorded $2.2 million of revenue for the final shipment of bulk TIMERx(R) to Mylan Pharmaceuticals as part of the Company's arrangement with Mylan regarding Nifedipine XL. Apart from that one-time shipment to Mylan, total revenues for the third quarter 2001 increased over the third quarter of 2000. This resulted from increased excipient revenues, reflecting greater sales of the Company's ProSolv(TM) products through additional filings in tHe ethical pharmaceutical market and growth in its European excipients business. This was partially offset by pricing pressure in the Company's North American excipient operations.

Gross profit for the third quarter of 2001 was $3.6 million, or 37.1% of revenues, compared to $4.1 million, or 36.9%, in the third quarter of 2000. The Company's gross profit declined primarily due to the decrease in revenues relating to the one-time shipment of bulk TIMERx in the prior year, however the overall profit percentage increased slightly due to increased royalties and licensing revenues.


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Consistent with Penwest's ongoing expansion of its drug delivery business, the
Company's research and development spending during the third quarter of 2001 increased to $4.5 million, compared to $3.5 million in the third quarter of 2000. Penwest continues to invest in its joint development with Endo Pharmaceuticals for an extended release oxymorphone product using Penwest's TIMERx(R) technology and recently reported positive clinical trial results for the product.

Selling, general and administrative costs rose approximately $484,000 during the quarter primarily due to increased professional fees, including for business development activities, as well as higher salary and recruiting costs as part of Penwest's hiring to build its drug delivery infrastructure.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, "After one full year of substantially increased R&D spending for drug delivery, we have achieved significant advances on a number of products in our pipeline. As we previously announced, our oxymorphone extended release product being developed with Endo Pharmaceuticals has successfully completed another clinical trial and we are pleased that we continue to progress on schedule. Furthermore, we anticipate entering the South American market for the first time in early 2002 as our Nifedipine XL product, which is licensed to Merck, SA, has received regulatory approval in Brazil. We now have expanded our pipeline to include new products in development with collaborative partners such as Laboratoires Irex, a subsidiary of Sanofi-Synthelabo and Arakis."

For the nine months ended September 30, 2001, Penwest reported total revenues of $30.3 million and a net loss of $9.4 million, or a $0.70 loss per share. Gross profit was $11.7 million, or 38.7% of revenues, for the nine months ended September 30, 2001, compared to $12.3 million, or 39.1%, for the same period in 2000. Investment in research and development was $10.8 million for the first nine months of 2001, compared to $8.9 million in the comparable period in 2000. In the comparable nine-month period of 2000, the Company reported total revenues of $31.5 million and a net loss of $6.0 million, or a $0.49 loss per share. The results for 2000 included a total of $3.2 million of bulk TIMERx that was shipped to Mylan related to Nifedipine XL.


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Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing ingredients for orally-administered pharmaceutical products, Penwest has developed its proprietary TIMERx(R) controlled release delivery technology, which can be applied to a broad range of drugs.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends", "potential", and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the need for Penwest to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to raise such funds or will only be able to raise such funds on unfavorable terms; dependence on collaborators to, among other things, sell products for which Penwest receives royalties and advance clinical development and commercialization of products; the ability to enter into additional collaborations; the risk of patent litigation; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in Penwest's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2001, and which risk factors are incorporated herein by reference. Penwest assumes no duty to update any forward-looking statements.

                                 (Table Follows)

CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                             QUARTER ENDED                  NINE MONTHS ENDED
                                             SEPTEMBER 30                      SEPTEMBER 30
                                             -------------                  -----------------

                                        2001             2000             2001             2000
                                        ----             ----             ----             ----
Revenues
  Product sales                       $ 8,574          $10,120          $26,188          $28,355
  Royalties & licensing fees            1,227            1,104            4,067            3,147
                                      -------          -------          -------          -------
    Total revenues                      9,801           11,224           30,255           31,502

Cost of product sales                   6,168            7,080           18,548           19,181
                                      -------          -------          -------          -------
    Gross profit                        3,633            4,144           11,707           12,321


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
Selling, general and administrative              3,312              2,828             10,049              8,775
Research and product development                 4,518              3,464             10,801              8,894
                                              --------           --------           --------           --------
    Loss from operations                        (4,197)            (2,148)            (9,143)            (5,348)

Investment income                                  230                 83                290                151
Interest expense                                    72                 15                224                156
Income tax expense                                  86                 65                337                209
                                              --------           --------           --------           --------
   Loss before cumulative effect of
      change in accounting principle            (4,125)            (2,145)            (9,414)            (5,562)

Cumulative effect of change in
      accounting principle                          --                 --                 --               (410)
                                              --------           --------           --------           --------
    Net loss                                  $ (4,125)          $ (2,145)          $ (9,414)          $ (5,972)
                                              ========           ========           ========           ========


Basic and diluted amounts per share:
    Loss before cumulative effect of
      change in accounting principle          $  (0.28)          $  (0.17)          $  (0.70)          $  (0.46)
    Cumulative effect of change in
      accounting principle                          --                 --                 --              (0.03)
                                              --------           --------           --------           --------
    Net loss                                  $  (0.28)          $  (0.17)          $  (0.70)          $  (0.49)
                                              ========           ========           ========           ========

Weighted average shares of common
      stock outstanding                         14,949             12,636             13,451             12,223
                                              ========           ========           ========           ========